Exhibit 99

Media Contact:	Katie McDonald
Phone:	816-556-2365

Invester Contact:	Ellen Fairchild
Phone:	816-556-2083

GREAT PLAINS ENERGY ANNOUNCES FIRST QUARTER
FINANCIAL RESULTS

Kansas City, MO., May 7, 2008 – Great Plains Energy Incorporated (NYSE:GXP) today announced first quarter 2008 reported earnings of $47.1 million or $0.55 per share, compared to first quarter 2007 reported earnings of $23.0 million or $0.28 per share.  Core earnings, which exclude net mark-to-market gains and losses on energy contracts and other items, were $13.0 million or $0.15 per share for the first quarter 2008, compared to a loss of $11.0 million or $0.13 per share in the first quarter of 2007.  Reported earnings are reconciled to core earnings in attachment B.

Compared to 2007, first quarter 2008 core earnings were favorably impacted by new retail rates, favorable weather, increased wholesale revenues and litigation settlement proceeds at Kansas City Power & Light (KCP&L), as well as higher delivered volumes at Strategic Energy.  These positive factors were somewhat offset by the impact of higher purchased power expense due to plant outages and increased depreciation and amortization expense at KCP&L.

On April 2, 2008, Great Plains Energy announced the entry into a definitive agreement with Direct Energy Services, LLC (“Direct Energy”), a subsidiary of Centrica plc (LSE: CNA), under which Direct Energy will acquire from Great Plains Energy all of the outstanding ownership interests in Strategic Energy, L.L.C. for $300 million in cash, subject to closing adjustments.

“In the first quarter of 2008, we followed through on our plans to increase our focus on regulated operations by reaching an agreement to sell Strategic Energy,” commented Chairman and CEO Mike Chesser.  “Also, we are pleased that this quarter represented a marked improvement over last year.  We are, however, experiencing challenges in our generation fleet performance and are taking steps to continue to improve plant availability.”

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Earnings Guidance
Due to the status and timing of the Aquila transaction as well as the pending sale of Strategic Energy, Great Plains Energy is not issuing 2008 guidance or confirming future years’ guidance at this time.

BUSINESS SEGMENTS:

Kansas City Power & Light
First quarter 2008 reported earnings were $17.0 million or $0.20 per share compared to $2.1 million or $0.02 per share in first quarter last year.  Core earnings at KCP&L were $15.1 million or $0.18 per share for the first quarter 2008 compared to $2.1 million or $0.02 per share in 2007.

Revenues for the first quarter 2008 increased to $297.6 million, a 16 percent increase over first quarter 2007.  Retail revenues rose to $248.7 million in first quarter 2008 compared to $216.9 million in 2007 due primarily to new retail rates, favorable weather and increased usage.  Wholesale revenues rose to $43.1 million, a 26 percent increase from the 2007 level of $34.2 million.  The increase in wholesale revenues was attributable mainly to increased volumes at higher prices.

Partially offsetting the retail and wholesale revenue growth in the first quarter 2008 were the following factors:
•	an increase in purchased power expense due to increased purchased power volumes primarily from plant outages and increased prices; and
•	higher operating expenses due to increased depreciation and amortization expense.

Iatan Project Update
KCP&L has completed a cost and schedule update for the Iatan 1 environmental project and the Iatan 2 coal plant construction project.  This updated assessment was driven by several factors, including (a) the combined projects reaching a milestone of 70% - 75% of the engineering work completed; (b) the integration of the Iatan 2 “Balance of Plant” schedule and quantity estimates from Kiewit Industrial Corporation into the master schedule and budget; and (c) continued challenging construction market trends, including rapidly escalating costs for construction materials and services, the level of global investment in power production facilities, the decline in the value of the U.S. dollar, and constrained labor availability.

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KCP&L recently completed the update and key results were as follows:
•	Based on the top end of the new estimate ranges, the combined increase in projected costs of the Iatan 1 environmental project and the new Iatan 2 unit is approximately 19 percent.
•
Compared to the previous estimate of $837 million - $914 million issued in December 2006,
KCP&L’s approximate 55 percent share of the total projected cost of Iatan 2 has increased to a range of $994 million - $1.051 billion, with the top end of the range representing a 15 percent increase.  Excluding approximately $47 million of certain items not typically included in a cost per kilowatt (kW) calculation, the cost of Iatan 2 is estimated to range from $2,083 / kW to
$2,204 / kW.

•	The in-service date for Iatan 2 continues to be the summer of 2010.
•
KCP&L’s 70 percent share of the projected cost of the Iatan 1 environmental project has increased to a range of $330 million - $350 million.  This represents an increase of 33 percent compared to the top end of the previous range estimate of $255 million - $264 million for Iatan 1 included in KCP&L’s December 2006 projection of Total Environmental Retrofits under its
Comprehensive Energy Plan.

•	The in-service date for the Iatan 1 project is now expected to be February 2009 compared to the previous estimate of year-end 2008.

“Though we are seeing cost increases in the Iatan projects, they are in line with what the industry as a whole is experiencing,” commented Bill Downey, President and Chief Executive Officer of KCP&L.  “The updated assessment reflects our intent to manage the cost of the projects prudently while, at the same time, holding as closely as possible to the original schedule.  We continue to believe that when in service, Iatan 2 will be competitive with other coal plants under construction and will serve our region well for years to come.”

Strategic Energy
Reported earnings for the first quarter 2008 were $52.9 million or $0.62 per share compared to $27.1 million or $0.33 per share in 2007. Strategic Energy’s first quarter 2008 core earnings were $5.2 million or $0.06 per share compared to a core loss of $6.9 million or $0.08 per share in 2007.  Higher core earnings in the first quarter of 2008 compared to the same period in 2007 were driven by higher delivered volumes at a higher average retail gross margin per MWh, excluding unrealized net mark-to-market impacts.  Margins in the first quarter of 2007 were negatively impacted by customer attrition and a resettlement charge.

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Strategic Energy’s first quarter 2008 revenues were $527.8 million, up 29 percent compared to first quarter 2007 driven by a 27 percent increase in delivered volumes.  The average retail gross margin per MWh in first quarter 2008 was $20.65 compared to $15.79 in the first quarter of 2007.  Excluding unrealized net mark-to-market impacts, the average retail gross margin per MWh in first quarter 2008 was $5.08 compared to $2.16 in the previous year first quarter.

As a result of the announced sale of Strategic Energy to Direct Energy, Strategic Energy’s financial results will be reported as discontinued operations in Great Plains Energy’s financial statements beginning in the second quarter 2008.

Other
Reported results for the “Other” segment, which mainly includes the Company’s investments in affordable housing and unallocated corporate charges, for the first quarter 2008 were a loss of $22.8 million or $0.27 loss per share compared to a loss of $6.2 million or $0.07 loss per share in the first quarter last year.  Core results in the “Other” category for the first quarter 2008 were a loss of $7.3 million or $0.09 loss per share in the first quarter of 2008 compared to a loss of $6.2 million or $0.07 loss per share in the first quarter of 2007.  The primary differences between core and reported results for first quarter 2008 are the unrealized mark-to-market impact of interest rate hedging and non-labor transition costs related to the Aquila transaction, partially offset by the settlement of litigation below the reserved amount.

Non-GAAP Financial Measures
Great Plains Energy provides in its earnings releases descriptions of “core earnings” in addition to earnings calculated in accordance with GAAP.  Great Plains Energy also provides its earnings guidance in terms of core earnings.  Core earnings are a non-GAAP financial measure that differs from GAAP earnings because it excludes the effects of discontinued operations, certain unusual items and mark-to-market gains and losses on energy contracts.  Core earnings for historical periods are reconciled to GAAP earnings in attachment B.  The Company also provides Strategic Energy average retail gross margin per MWh, excluding unrealized net mark-to-market impacts, in addition to average retail gross margin per MWh calculated in accordance with GAAP.

The Company believes core earnings provide to investors a meaningful indicator of its results that is comparable among periods because it excludes the effects of discontinued operations, certain unusual items and mark-to-market gains and losses on energy contracts.  These items are excluded from core earnings because they may not be indicative of Great Plains Energy’s prospective earnings

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potential.  Investors should note that this non-GAAP measure involves judgments by management, including whether an item is classified as an unusual item, and the Company’s definition of core earnings may differ from similar terms used by other companies. The impact of these items could be material to operating results presented in accordance with GAAP.  The Company believes average retail gross margin per MWh excluding unrealized net mark-to-market impacts removes non-cash timing differences that occur during the term of the contracts prior to delivery and impact only one side of the overall buy-sell transaction and provides investors with a measure of average retail gross margin per MWh that more accurately reflects Strategic Energy’s realized margin on delivered MWhs.

Core earnings are used internally to measure performance against budget and in reports for management and the Board of Directors and are a component, subject to adjustment, of employee and executive incentive compensation programs.  Average retail gross margin per MWh excluding unrealized net mark-to-market impacts is used by management and the Board of Directors as a measurement of Strategic Energy’s realized retail gross margin per delivered MWh.

About Great Plains Energy:
Great Plains Energy Incorporated (NYSE:GXP) headquartered in Kansas City, MO, is the holding company for Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest, and Strategic Energy L.L.C., a competitive electricity supplier.  More information about the company is available on the Internet at: http://www.greatplainsenergy.com.

Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9 a.m. EDT tomorrow to review the Company’s first quarter 2008 financial results.

A live audio webcast of the conference call, presentation slides, and the earnings press release will be available on the Investor Relations page of Great Plains Energy’s Web site at www.greatplainsenergy.com.

The conference call can be accessed by dialing 800-257-1927 five to ten minutes prior to the scheduled start time.  The confirmation code is 11110781.

A replay and transcript of the call will be available later in the day by accessing the investor section of the company’s website at www.greatplainsenergy.com.  A replay of the conference call will also be

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available for one week following the call by dialing 800-405-2236 or 303-590-3000.  The confirmation code is 11110781.

The presentation may include certain non-GAAP financial measures as defined under SEC rules.  In such event, a reconciliation of those measures to the most directly comparable GAAP measures will be available on Great Plain's investor relations Web site at: http://www.greatplainsenergy.com.

Forward Looking Statements:

Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made.  Forward-looking statements include, but are not limited to, statements regarding projected delivered volumes and margins, the outcome of regulatory proceedings, cost estimates of the Comprehensive Energy Plan and other matters affecting future operations.  In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information.  These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates KCP&L can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on pension plan assets and costs; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of additional generating capacity and environmental projects; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses and the effects of competition; workforce risks including retirement compensation and benefits costs;

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performance of projects undertaken by non-regulated businesses and the success of efforts to invest in and develop new opportunities; the ability to successfully complete merger, acquisition or divestiture plans (including the acquisition of Aquila, Inc., and Aquila’s sale of assets to Black Hills Corporation); risks that the transaction for Strategic Energy, L.L.C. may not close; and other risks and uncertainties.  Other risk factors are detailed from time to time in Great Plains Energy’s most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission.  This list of factors is not all-inclusive because it is not possible to predict all factors.

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Attachment A

GREAT PLAINS ENERGY
Consolidated Statements of Income
(Unaudited)

Three Months Ended March 31	2008	2007
Operating Revenues	(millions, except per share amounts)
Electric revenues - KCP&L	$297.6	$255.7
Electric revenues - Strategic Energy	527.6	408.0
Other revenues	0.2	0.6
Total	825.4	664.3
Operating Expenses
Fuel	54.7	52.7
Purchased power - KCP&L	30.8	16.4
Purchased power - Strategic Energy	417.5	341.5
Operating expenses - KCP&L	74.0	73.6
Selling, general and administrative - non-regulated	27.0	22.8
Maintenance	30.2	29.8
Depreciation and amortization	52.2	45.0
General taxes	30.6	27.9
Other	-	0.2
Total	717.0	609.9
Operating income	108.4	54.4
Non-operating income	10.2	4.8
Non-operating expenses	(1.1)	(2.7)
Interest charges	(42.1)	(21.7)
Income before income taxes and loss from equity investments	75.4	34.8
Income taxes	(27.5)	(11.0)
Loss from equity investments, net of income taxes	(0.4)	(0.4)
Net income	47.5	23.4
Preferred stock dividend requirements	0.4	0.4
Earnings available for common shareholders	$47.1	$23.0

Average number of common shares outstanding	85.9	82.8

Basic and diluted earnings per common share	$0.55	$0.28

Cash dividends per common share	$0.415	$0.415

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Attachment B

GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Three Months Ended March 31
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2008	2007	2008	2007
	(millions)
KCP&L	$17.0	$2.1	$0.20	$0.02
Strategic Energy	52.9	27.1	0.62	0.33
Other	(22.4)	(5.8)	(0.27)	(0.07)
Net income	47.5	23.4	0.55	0.28
Preferred dividends	(0.4)	(0.4)	-	-
Earnings available for common shareholders	$47.1	$23.0	$0.55	$0.28

Reconciliation of GAAP to Non-GAAP
Earnings available for common shareholders	$47.1	$23.0	$0.55	$0.28
Reconciling items
KCP&L - allocation of holding company merger tax benefits	(1.9)	-	(0.02)	-
Strategic Energy - mark-to-market impacts
from energy contracts	(48.9)	(34.0)	(0.57)	(0.41)
Strategic Energy - allocation of holding company
merger tax benefits	(0.1)	-	-	-
Strategic Energy - sale transaction costs	1.3	-	0.01	-
Other - merger transition non-labor costs	5.2	-	0.06	-
Other - release of legal reserve	(3.4)	-	(0.04)	-
Other - mark-to-market impact of interest rate hedge	13.7	-	0.16	-
Core earnings (loss)	$13.0	$(11.0)	$0.15	$(0.13)

Core earnings
KCP&L	$15.1	$2.1	$0.18	$0.02
Strategic Energy	5.2	(6.9)	0.06	(0.08)
Other	(7.3)	(6.2)	(0.09)	(0.07)
Core earnings (loss)	$13.0	$(11.0)	$0.15	$(0.13)

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Attachment C

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Three Months Ended March 31, 2008
(Unaudited)

	Consolidated		Strategic
	GPE	KCP&L	Energy	Other
	(millions)
Operating revenues	$825.4	$297.6	$527.8	$-
Fuel	(54.7)	(54.7)	-	-
Purchased power	(448.3)	(30.8)	(417.5)	-
Other operating expense	(161.8)	(132.5)	(19.1)	(10.2)
Depreciation and amortization	(52.2)	(50.2)	(2.0)	-
Operating income (loss)	108.4	29.4	89.2	(10.2)
Non-operating income (expenses)	9.1	2.2	1.1	5.8
Interest charges	(42.1)	(16.8)	(0.7)	(24.6)
Income taxes	(27.5)	2.2	(36.7)	7.0
Loss from equity investments	(0.4)	-	-	(0.4)
Net income (loss)	$47.5	$17.0	$52.9	$(22.4)
Earnings (loss) per GPE common share	$0.55	$0.20	$0.62	$(0.27)

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Attachment D
GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	March 31	December 31
	2008	2007
ASSETS	(millions, except share amounts)
Current Assets
Cash and cash equivalents	$85.8	$67.1
Restricted cash	0.7	0.7
Receivables, net	394.4	427.4
Fuel inventories, at average cost	42.9	35.9
Materials and supplies, at average cost	65.4	64.0
Deferred refueling outage costs	10.7	6.5
Refundable income taxes	24.1	10.7
Deferred income taxes	-	19.8
Derivative instruments	128.0	7.6
Other	17.9	15.2
Total	769.9	654.9
Nonutility Property and Investments
Affordable housing limited partnerships	16.6	17.3
Nuclear decommissioning trust fund	106.9	110.5
Other	13.3	14.3
Total	136.8	142.1
Utility Plant, at Original Cost
Electric	5,514.2	5,450.6
Less-accumulated depreciation	2,638.9	2,596.9
Net utility plant in service	2,875.3	2,853.7
Construction work in progress	662.9	530.2
Nuclear fuel, net of amortization of $123.5 and $120.2	57.8	60.6
Total	3,596.0	3,444.5
Deferred Charges and Other Assets
Regulatory assets	401.2	400.1
Goodwill	88.1	88.1
Derivative instruments	76.1	45.8
Other	55.0	51.2
Total	620.4	585.2
Total	$5,123.1	$4,826.7

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Attachment D Continued

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	March 31	December 31
	2008	2007
LIABILITIES AND CAPITALIZATION	(millions, except share amounts)
Current Liabilities
Notes payable	$68.0	$42.0
Commercial paper	163.9	365.8
Current maturities of long-term debt	0.3	0.3
Accounts payable	433.3	406.5
Accrued taxes	39.9	24.8
Accrued interest	26.1	16.7
Accrued compensation and benefits	28.7	22.5
Pension and post-retirement liability	1.3	1.3
Deferred income taxes	43.5	-
Derivative instruments	43.1	81.0
Other	25.7	29.3
Total	873.8	990.2
Deferred Credits and Other Liabilities
Deferred income taxes	630.5	624.8
Deferred investment tax credits	26.7	27.0
Asset retirement obligations	107.4	94.5
Pension and post-retirement liability	156.4	157.2
Regulatory liabilities	138.9	144.1
Derivative instruments	2.3	1.6
Other	62.3	77.5
Total	1,124.5	1,126.7
Capitalization
Common shareholders' equity
Common stock-150,000,000 shares authorized without par value
86,453,977 and 86,325,136 shares issued, stated value	1,070.1	1,065.9
Retained earnings	518.1	506.9
Treasury stock-110,105 and 90,929 shares, at cost	(3.3)	(2.8)
Accumulated other comprehensive income (loss)	48.0	(2.1)
Total	1,632.9	1,567.9
Cumulative preferred stock $100 par value
3.80% - 100,000 shares issued	10.0	10.0
4.50% - 100,000 shares issued	10.0	10.0
4.20% - 70,000 shares issued	7.0	7.0
4.35% - 120,000 shares issued	12.0	12.0
Total	39.0	39.0
Long-term debt	1,452.9	1,102.9
Total	3,124.8	2,709.8
Commitments and Contingencies
Total	$5,123.1	$4,826.7

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Attachment E

GREAT PLAINS ENERGY
Statistical Summary

Three Months ended March 31	2008	2007
KCP&L
Retail revenues (millions)	$248.7	$216.9
Wholesale revenues (millions)	$43.1	$34.2
Average non-firm wholesale price per MWh	$46.25	$39.59
Wholesale MWh sales (thousands)	943	886
Heating degree days	2,949	2,538
Equivalent availability - coal plants	72%	70%
Capacity factor - coal plants	68%	65%

Strategic Energy
Average retail gross margin per MWh	$20.65	$15.79
Change in fair value related to non-hedging energy
contracts and from cash flow hedge ineffectiveness	(15.57)	(13.63)
Average retail gross margin per MWh without fair
value impacts [1]	$5.08	$2.16

MWhs delivered (thousands)	5,334	4,207
MWhs delivered plus current year backlog (thousands)	19,487	17,181
Average duration - new and resigned contracts (months)	19	18
MWh sales (thousands)	6,010	7,459
Retention rate	96%	64%
Retention rate including month to month customers	96%	75%
[1]	This is a non-GAAP financial measure that differs from GAAP because it excludes the impact of unrealized fair value gains or losses. Management believes this measure is more reflective of average retail gross margins on MWhs delivered due to the non-cash nature and volatility of changes in fair value related to non-hedging energy contracts and from cash flow hedge ineffectiveness. Management and the Board of Directors use this as a measurement of Strategic Energy's realized average retail gross margin per delivered MWh, which are settled upon delivery at contracted prices.

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